Exhibit 99.1

FOR INFORMATION CONTACT:

Elisha Finney (650) 424-6803

elisha.finney@varian.com

Spencer Sias (650) 424-5782

spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2015

•	Revenues totaled $818 million for quarter; $3.1 billion for fiscal year 2015
•	Q4 net earnings per diluted share: $1.04 Non-GAAP, $0.99 GAAP
•	FY15 net earnings per diluted share: $4.29 Non-GAAP, $4.09 GAAP

PALO ALTO, Calif., October 28, 2015 – Varian Medical Systems (NYSE:VAR) today is reporting non-GAAP net earnings of $1.04 per diluted share and GAAP earnings of $0.99 per diluted share for the fourth quarter of fiscal year 2015. For the full fiscal year 2015, non-GAAP earnings were $4.29 per diluted share, and GAAP earnings were $4.09 per diluted share. Varian’s revenues totaled $818 million for the fourth quarter of fiscal year 2015, up 1 percent from the year-ago quarter and up 6 percent in constant currency. Varian’s revenues for the full fiscal year were $3.1 billion, up 2 percent versus fiscal year 2014 and up 6 percent in constant currency. The company ended the fourth quarter with a $3.5 billion backlog, up 10 percent from the end of fiscal year 2014.

“During the quarter, our Oncology Systems business generated healthy constant currency order growth, the Particle Therapy business gathered momentum, and the Imaging Components business continued to experience declines in orders, revenues and margins,” said Dow R. Wilson, CEO of Varian Medical Systems. “As we previously reported, we experienced a shortfall of high-margin revenues in our Oncology business when several TrueBeam systems and related software slipped out of the quarter.”

The company finished the fiscal year with $845 million in cash and cash equivalents and $496 million of debt. Cash flow from operations was $153 million for the fourth quarter and $470 million for the fiscal year. During the quarter, the company spent $128 million to repurchase about 1.5 million shares of common stock.

Oncology Systems

Oncology Systems’ fourth quarter revenues totaled $633 million, up 2 percent from the same quarter of fiscal year 2014 and up 9 percent in constant currency. Annual revenues were $2.3 billion, even with the prior fiscal year, and up 6 percent in constant currency.

Fourth-quarter gross orders were $919 million, equal to the year-ago quarter and up 5 percent in constant currency. In the Americas, fourth quarter Oncology gross orders declined by 5 percent in dollars and constant currency. In EMEA, gross orders were up 13 percent in dollars and up 25 percent in constant currency. In APAC, gross orders declined by 3 percent in dollars but rose 6 percent in constant currency. Annual Oncology gross orders were $2.7 billion, even with fiscal year 2014 and up 6 percent in constant currency. In the Americas, annual gross orders were up 1 percent in dollars and constant currency. In EMEA gross orders were flat in dollars but up 12 percent in constant currency. In APAC, order growth was also flat in dollars but up 9 percent in constant currency.

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2015	Page 2

“Oncology gross orders were strong in EMEA during the quarter when we booked orders for over 100 systems,” said Wilson. “North American orders grew by 4 percent in the quarter driven by customers continuing to upgrade to newer technologies, replacements of competitors’ products, and increased software sales. We believe we gained share in constant currency in all regions.”

Imaging Components

Imaging Components revenues were $155 million for the fourth quarter, down 8 percent from the year-ago period, and $611 million for the fiscal year, down 7 percent from fiscal year 2014. Gross orders were $165 million for the fourth quarter, down 30 percent from the year-ago period, and totaled $605 million for the fiscal year, down 16 percent from fiscal year 2014.

“Price erosion in response to aggressive euro- and yen-based competitors was the principal cause of the decline in orders and revenues for panels and tubes in our Imaging Components business,” said Wilson. “Gross orders for security products were down $63 million or 57 percent for the fiscal year, and annual revenues fell by $34 million or 37 percent, due largely to instability in key international markets. The company has initiated a restructuring program to right-size the Imaging Components business and to get it back on a growth track.”

During the fourth quarter of fiscal year 2015, the company paid approximately €52 million in cash to acquire Claymount Investments B.V., a privately-held, Netherlands-based supplier of components and subsystems for X-ray imaging equipment manufacturers.

Other

The company’s Other category, including the Varian Particle Therapy business and the Ginzton Technology Center, recorded revenues of $30 million for the fourth quarter and $144 million for fiscal year 2015. It generated gross orders of $141 million in the quarter and $317 million for the fiscal year. During the quarter, the Particle Therapy business booked orders for three proton therapy centers, comprising two in the UK and one in New York. “It is gratifying to see growing global market demand for Varian’s proton therapy systems,” said Wilson. “We are gaining momentum in this important clinical space.”

Outlook

“We believe that for fiscal year 2016 total company non-GAAP earnings will be in the range of $4.45 to $4.55 per diluted share and revenues will increase by about 4 to 5 percent on a reported basis,” said Wilson. “For the first quarter of fiscal year 2016, we expect revenues to be roughly even with the year-ago quarter in dollars. With ongoing challenges experienced by Imaging Components in the second half of fiscal year 2015 as well as the effect of year-over-year changes in currency exchange rates, we expect non-GAAP earnings for the first quarter of fiscal year 2016 to be in the range of $0.88 to $0.92 per diluted share.”

Non-GAAP Items

Beginning this quarter, the company is reporting non-GAAP operating earnings, non-GAAP net earnings and non-GAAP diluted earnings per share to provide comparisons against prior periods excluding certain items that may not be indicative of its core operating results and business outlook, allow better comparability among company peers, and provide additional transparency. Non-GAAP operating earnings and non-GAAP net earnings exclude the following items that are included under GAAP: amortization of

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2015	Page 3

intangible assets, acquisition-related expenses and or benefits, restructuring charges, impairment charges, significant litigation charges or benefits and associated legal costs. From time to time, the company may exclude other items if it is consistent with the goal of providing useful information to investors. Tax effects on non-GAAP items are calculated based on the company’s effective tax rate other than when the underlying item has a materially different tax treatment. Additional details and a table reconciling the GAAP to non-GAAP financial measures are included in this release.

Investor Conference Call

Varian Medical Systems is scheduled to conduct its fourth quarter fiscal year 2015 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year. To access the call via telephone, dial 1-877-869-3847 from inside the U.S. or 1-201-689-8261 from outside the U.S. The replay can be accessed by dialing 1-877-660-6853 from inside the U.S. or 1-201-612-7415 from outside the U.S. and entering confirmation code 13619357. The telephone replay will be available through 5 p.m. PT, Friday, October 30, 2015.

# # #

Varian Medical Systems, Inc., of Palo Alto, California, focuses energy on saving lives by equipping the world with advanced technology for fighting cancer and for X-ray imaging.  The company is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiation. The company provides comprehensive solutions for radiotherapy, radiosurgery, proton therapy and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is also a premier supplier of X-ray imaging components, including tubes, digital detectors, and image processing software and workstations for use in medical, scientific, and industrial settings, as well as for security and non-destructive testing.  Varian Medical Systems employs approximately 7,000 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world.  For more information, visit http://www.varian.com or follow us on Twitter.

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook, including growth drivers; the company’s future orders, revenues, or earnings growth or other financial results; and any statements using the terms “should,” “believe,” “expect,” “outlook,” “will” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include global economic conditions; currency exchange rates and tax rates; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; demand for and delays in delivery of the company’s products; the company’s ability to develop, commercialize and deploy new products; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements, regulations or procedures; changes in the regulatory environments; challenges associated with commercializing the company’s particle therapy business; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by purchasers of certain X-ray products; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; challenges to public tender awards and the loss of such awards or other orders; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2015	Page 4

  Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

Dollars and shares in millions, except per share amounts)	Q4 QTR 2015	Q4 QTR 2014	Q4 YTD 2015	Q4 YTD 2014
Gross orders	$1,224.0	1,154.0	3,619.2	3,527.3
Oncology Systems	918.7	917.7	2,696.9	2,684.4
Imaging Components	164.5	233.8	605.1	722.5
Other	140.8	2.5	317.2	120.4

Order backlog	3,475.4	3,170.2	3,475.4	3,170.2

Revenues	817.8	812.1	3,099.1	3,049.8
Oncology Systems	632.6	621.5	2,344.0	2,344.2
Imaging Components	155.0	168.2	611.2	660.2
Other	30.2	22.4	143.9	45.4

Cost of revenues	499.6	472.0	1,816.4	1,748.1

Gross margin	318.2	340.1	1,282.7	1,301.7
As a percent of revenues	38.9%	41.9%	41.4%	42.7%

Operating expenses
Research and development	68.8	59.1	245.2	234.8
Selling, general and administrative	120.1	121.8	488.5	470.6
Litigation settlement	-	-	-	25.1

Operating earnings	129.3	159.2	549.0	571.2
As a percent of revenues	15.8%	19.6%	17.7%	18.7%
Interest income, net	2.0	1.0	5.7	3.3
Earnings before taxes	131.3	160.2	554.7	574.5
Taxes on earnings	32.2	54.3	142.7	170.8

Net earnings	99.1	105.9	412.0	403.7
Less: net earnings attributable to noncontrolling interests	0.4	-	0.5	-
Net earnings attributable to Varian	$98.7	105.9	411.5	403.7
As a percent of revenues	12.1%	13.0%	13.3%	13.2%

Net earnings per share attributable to Varian – basic	$1.00	1.04	4.13	3.88
Net earnings per share attributable to Varian – diluted	$0.99	1.02	4.09	3.83

Shares used in the calculation of net earnings per share attributable to Varian:
Average shares outstanding - basic	98.6	102.2	99.7	104.0
Average shares outstanding - diluted	99.3	103.5	100.6	105.3

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2015	Page 5

     Varian Medical Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	October 2,	September 26,
	2015	2014 (1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$845,468	$849,275
Short-term investment	-	66,176
Accounts receivable, net	770,920	731,929
Inventories	612,607	572,261
Deferred tax assets and other	296,050	274,524
Total current assets	2,525,045	2,494,165

Property, plant and equipment, net	379,215	337,999
Goodwill	283,452	240,626
Other assets	413,036	284,500
Total assets	$3,600,748	$3,357,290

Liabilities and Equity
Current liabilities:
Accounts payable	$202,918	$187,377
Accrued expenses	309,620	324,409
Deferred revenues	489,775	421,845
Advance payments from customers	178,265	170,724
Product warranty	43,880	47,299
Short-term borrowings	108,446	-
Current maturities of long-term debt	50,000	50,000
Total current liabilities	1,382,904	1,201,654
Other long-term liabilities	154,000	151,716
Long-term debt	337,500	387,500
Total liabilities	1,874,404	1,740,870

Equity:
Varian stockholders’ equity:
Common stock	98,070	100,942
Capital in excess of par value	682,167	642,848
Retained earnings and accumulated other comprehensive loss	931,363	872,630
Total Varian stockholders’ equity	1,711,600	1,616,420
Noncontrolling interests	14,744	-
Total equity	1,726,344	1,616,420
Total liabilities and equity	$3,600,748	$3,357,290

(1)	The condensed consolidated balance sheet as of September 26, 2014 was derived from audited financial statements as of that date.

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2015	Page 6

Discussion of Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures derived from our Condensed Consolidated Statements of Operations: non-GAAP operating earnings, non-GAAP net earnings and non-GAAP diluted net earnings per share. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. We have provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Non-GAAP operating earnings and non-GAAP net earnings exclude the following items:

Amortization of intangible assets: We do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to intangible assets and term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: We incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring and Impairment charges: We incur restructuring and impairment charges that result from events, which arise from unforeseen circumstances, which often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: We may incur charges or benefits as well as legal costs from time to time related to litigation and other contingencies. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

We apply our GAAP consolidated effective tax rate to our non-GAAP financial measures, other than when the underlying item has a materially different tax treatment.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2015	Page 7

The following tables reconcile GAAP and non-GAAP financial measures:

Varian Medical Systems, Inc. and Subsidiaries

Reconciliation between GAAP and Non-GAAP Financial Measures

(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q4 QTR 2015	Q4 QTR 2014	Q4 YTD 2015	Q4 YTD 2014
Non-GAAP adjustments
Amortization of intangible assets	$2.5	1.5	7.6	4.8
Restructuring charges	(0.1)	-	13.3	-
Litigation settlement	-	-	-	25.1
Impairment charges	-	-	-	7.7
Other*	3.6	0.2	5.9	1.0
Total Non-GAAP adjustments	6.0	1.7	26.8	38.6
Tax effects of Non-GAAP adjustments	(1.5)	(1.1)	(6.9)	(11.5)
Total net earnings impact from non-GAAP adjustments	$4.5	0.6	19.9	27.1
Operating earnings reconciliation
GAAP operating earnings	$129.3	159.2	549.0	571.2
Total operating earnings impact from non-GAAP adjustments	6.0	1.7	26.8	38.6
Non-GAAP operating earnings	$135.3	160.9	575.8	609.8
Net earnings and diluted net earnings per share reconciliation
GAAP net earnings attributable to Varian	$98.7	105.9	411.5	403.7
Total net earnings impact from non-GAAP adjustments	4.5	0.6	19.9	27.1
Non-GAAP net earnings attributable to Varian	$103.2	106.5	431.4	430.8
GAAP diluted net earnings per share attributable to Varian	$0.99	1.02	4.09	3.83
Non-GAAP diluted net earnings per share attributable to Varian	$1.04	1.03	4.29	4.09
Shares used in GAAP and non-GAAP diluted net earnings per share calculation	99.3	103.5	100.6	105.3

*Other includes acquisition related expenses and benefits, and legal costs associated with significant litigation matters.

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2015	Page 8

Varian Medical Systems, Inc. and Subsidiaries

Reconciliation between GAAP and Non-GAAP Financial Measures

(Unaudited)

	FY 2015
(Dollars and shares in millions, except per share amounts)	Q115	Q215	Q315	Q415	FY 2015
Non-GAAP adjustments`
Amortization of intangible assets	$1.6	1.7	1.8	2.5	7.6
Restructuring charges	10.5	3.1	(0.2)	(0.1)	13.3
Other*	0.6	0.6	1.1	3.6	5.9
Total Non-GAAP adjustments	12.7	5.4	2.7	6.0	26.8
Tax effects of Non-GAAP adjustments	(3.6)	(1.5)	(0.3)	(1.5)	(6.9)
Total net earnings impact from non-GAAP adjustments	$9.1	3.9	2.4	4.5	19.9
Operating earnings reconciliation
GAAP operating earnings	$129.5	146.0	144.2	129.3	549.0
Total operating earnings impact from non-GAAP adjustments	12.7	5.4	2.7	6.0	26.8
Non-GAAP operating earnings	$142.2	151.4	146.9	135.3	575.8
Net earnings and diluted net earnings per share reconciliation
GAAP net earnings attributable to Varian	$93.3	106.0	113.5	98.7	411.5
Total net earnings impact from non-GAAP adjustments	9.1	3.9	2.4	4.5	19.9
Non-GAAP net earnings attributable to Varian	$102.4	109.9	115.9	103.2	431.4
GAAP diluted net earnings per share attributable to Varian	$0.92	1.05	1.13	0.99	4.09
Non-GAAP diluted net earnings per share attributable to Varian	$1.01	1.09	1.15	1.04	4.29
Shares used in GAAP and non-GAAP diluted net earnings per share calculation	101.6	101.0	100.5	99.3	100.6

	FY 2014
(Dollars and shares in millions, except per share amounts)	Q114	Q214	Q314	Q414	FY 2014
Non-GAAP adjustments
Amortization of intangible assets	$1.0	0.9	1.4	1.5	4.8
Litigation settlement	-	25.1	-	-	25.1
Impairment charges	-	-	7.7	-	7.7
Other*	0.3	(0.2)	0.7	0.2	1.0
Total Non-GAAP adjustments	1.3	25.8	9.8	1.7	38.6
Tax effects of Non-GAAP adjustments	(0.4)	(7.5)	(2.5)	(1.1)	(11.5)
Total net earnings impact from non-GAAP adjustments	$0.9	18.3	7.3	0.6	27.1
Operating earnings reconciliation
GAAP operating earnings	$142.0	127.5	142.5	159.2	571.2
Total operating earnings impact from non-GAAP adjustments	1.3	25.8	9.8	1.7	38.6
Non-GAAP operating earnings	$143.3	153.3	152.3	160.9	609.8
Net earnings and diluted net earnings per share reconciliation
GAAP net earnings attributable to Varian	$98.0	92.7	107.1	105.9	403.7
Total net earnings impact from non-GAAP adjustments	0.9	18.3	7.3	0.6	27.1
Non-GAAP net earnings attributable to Varian	$98.9	111.0	114.4	106.5	430.8
GAAP diluted net earnings per share attributable to Varian	$0.91	0.88	1.02	1.02	3.83
Non-GAAP diluted net earnings per share attributable to Varian	$0.92	1.05	1.09	1.03	4.09
Shares used in GAAP and non-GAAP diluted net earnings per share calculation	107.4	105.4	104.9	103.5	105.3

*Other includes acquisition related expenses and benefits, and legal costs associated with significant litigation matters.